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
----------------                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
[X] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
    subject to Section 16.  Form 4                                                                      |Expires: December 31, 2001|
    or Form 5 obligations may                                                                           |Estimated average burden  |
    continue.  See Instruction 1(b).                                                                    |hours per response     0.5|
                                                                                                        ----------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person to |
|                                         |                                                |  Issuer (Check all applicable)        |
|   Wycoff,       Robert          E.      |  GlobalSantaFe Corporation (GSF)               |                                       |
|                                         |                                                | X  Director            10% Owner      |
|-----------------------------------------|------------------------------------------------|---                  ---               |
|     (Last)      (First)       (Middle)  |3. IRS Identification  |4. Statement for        |    Officer              Other         |
|                                         |   Number of Reporting |   Month/Year           |---(give title below)---(specify below)|
|                                         |   Person if an entity |                        |                                       |
|  1550 Hillcrest Avenue                  |   (Voluntary)         |  November 2001         |                                       |
|                                         |                       |                        |   -------------------------------     |
|-----------------------------------------|                       |------------------------|---------------------------------------|
|       (Street)                          |                       |5. If Amendment, Date   |7. Individual or Joint/Group Filing    |
|                                         |                       |   of Original          |   (check applicable line)             |
|                                         |                       |   (Month/Year)         |                                       |
|                                         |                       |                        | X  Form Filed by One Reporting Person |
|                                         |                       |                        |---                                    |
|  Pasadena,        CA         91106      |                       |                        |    Form Filed by More than One        |
|                                         |                       |                        |--- Reporting Person                   |
|----------------------------------------------------------------------------------------------------------------------------------|
|   (City)         (State)     (Zip)      |                                                                                        |
|                                         |    TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security     |2. Transac- |3. Trans-    |4. Securities Acquired (A) or  |5. Amount of     |6. Owner-   |7. Nature of  |
|   (Instr. 3)            |   tion Date|   action    |   Disposed of (D)             |  Securities     |  ship Form:|  Indirect    |
|                         |(Month/Day/ |   Code      |   (Instr. 3, 4 and 5)         |  Beneficially   |  Direct (D)|  Beneficial  |
|                         | Year)      |   (Instr. 8)|                               |  Owned at End of|  or        |  Ownership   |
|                         |            |-------------|-------------------------------|  Month          |  Indirect  |  (Instr. 4)  |
|                         |            | Code |  V   |Amount|(A) or|                 |  (Instr. 3 and  |  (I)       |              |
|                         |            |      |      |      |(D)   |      Price      |  4)             |  (Instr. 4)|              |
|-------------------------|------------|-------------|------|------|-----------------|-----------------|------------|--------------|
|(1)                      |            |      |      |      |      |                 |                 |            |              |
|                         |            |      |      |      |      |                 |                 |            |              |
|-------------------------|------------|------|------|------|------|-----------------|-----------------|------------|--------------|
|                         |            |      |      |      |      |                 |                 |            |              |
|                         |            |      |      |      |      |                 |                 |            |              |
|-------------------------|------------|------|------|------|------|-----------------|-----------------|------------|--------------|
|                         |            |      |      |      |      |                 |                 |            |              |
|                         |            |      |      |      |      |                 |                 |            |              |
|-------------------------|------------|------|------|------|------|-----------------|-----------------|------------|--------------|
|                         |            |      |      |      |      |                 |                 |            |              |
|                         |            |      |      |      |      |                 |                 |            |              |
|-------------------------|------------|------|------|------|------|-----------------|-----------------|------------|--------------|
|                         |            |      |      |      |      |                 |                 |            |              |
|                         |            |      |      |      |      |                 |                 |            |              |
|-------------------------|------------|------|------|------|------|-----------------|-----------------|------------|--------------|
|                         |            |      |      |      |      |                 |                 |            |              |
|                         |            |      |      |      |      |                 |                 |            |              |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1. Title of |2. Conver-|3. Trans-|4. Trans- |5. Number of         |6. Date            |7. Title and Amount |8. Price of|9. Number |
|Derivative  |sion or   |action   | action   |  Derivative         |Exercisable and    |  of Underlying     |Derivative |of        |
|Security    |Exercise  |Date     | Code     |  Securities         |Expiration Date    |  Securities        |Security   |derivative|
|(Instr. 3)  |Price of  |(Month/  |(Instr. 8)|  Acquired (A) or    |(Month/Day/Year)   |  (Instr. 3 and 4)  |(Instr. 5) |Securities|
|            |Deriva-   | Day/    |          |  Disposed of (D)    |                   |                    |           |Benefi-   |
|            |tive      | Year)   |          |  (Instr. 3, 4 and 5)|                   |                    |           |cially    |
|            |Security  |         |          |                     |                   |                    |           |Owned at  |
|            |          |         |          |                     |-------------------|--------------------|           |End of    |
|            |          |         |          |                     |  Date   | Expir-  |          |Amount or|           |Month     |
|            |          |         |----------|---------------------|  Exer-  | ation   |   Title  |Number of|           |(Instr. 4)|
|            |          |         | Code | V |    (A)   |    (D)   | cisable | Date    |          |Shares   |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|------------|----------|---------|------|---|----------|----------|---------|---------|----------|---------|-----------|----------|
|            |          |         |      |   |          |          |         |         |          |         |           |          |
|            |          |         |      |   |          |          |         |         |          |         |           |          |
------------------------------------------------------------------------------------------------------------------------------------
-----------------------
10. Owner- |11.Nature |
ship       |of        |
Form of    |Indirect  |
Derivative |Beneficial|
Security:  |Ownership |
Direct     |(Instr. 4)|
(D) or     |          |
Indirect   |          |
(I)        |          |
(Instr. 4) |          |
-----------|----------|
           |          |
           |          |
-----------|----------|
           |          |
           |          |
-----------|----------|
           |          |
           |          |
-----------|----------|
           |          |
           |          |
-----------|----------|
           |          |
           |          |
-----------|----------|
           |          |
           |          |
-----------|----------|
           |          |
           |          |
-----------------------
Explanation of Responses:

(1)    As a result of a merger between Santa Fe International Corporation and Global Marine Inc. completed on November 20, 2001, the reporting person ceased to be subject to the requirements of Section 16 as of such date.  No reportable transactions have occurred since the last filing.


** Intentional misstatements or omissions of facts constitute Federal             /s/ Robert E. Wycoff           December 15, 2001
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).               ---------------------------  ----------------------
                                                                                      Signature                         Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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